Exhibit 99.1

Mistras Group Announces First Quarter 2020 Results
Revenue for the Quarter Exceeds Forecast
Cash on hand Increased from Year End
Selling, General & Administrative Expense Run Rate Reduced
Strategic Actions Implemented to Lower Costs Further in 2020

Highlights of the First Quarter 2020*
•Revenue of $159.5 million, exceeding forecast
•Cash from operations of $6.1 million
•Credit facility amended, to provide covenant flexibility while maintaining liquidity
•Selling, general and administrative expenses of $41.6 million, down despite additive acquisition
•Capital expenditures of $4.4 million, down 23% reflecting lower full year CapEx budget
•Coronavirus (“COVID-19”) and related impact on crude oil prices trigger non-cash impairment charges of $106.1 million; $92.1 million after-tax basis

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

PRINCETON JUNCTION, N.J., May 18, 2020 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG: NYSE), a leading “one source” global provider of technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2020.

Chief Executive Officer Dennis Bertolotti stated, “Mistras continues to provide the essential services that help organizations comply with increasingly complex environmental, safety and other regulations. In these challenging times our employees remain on the front line, now focused not only on the safety of the facilities they serve, but on their health as well as the health of those around them. I am proud of how our team has responded to these conditions, delivering outstanding service while simultaneously positioning Mistras to emerge from this global pandemic stronger and better prepared to further our industry leadership.”

“As recently forecasted, revenues were down in the first quarter of 2020 compared to a year ago, though less than anticipated due to our ability to quickly react to dynamic market conditions. This reduction impacted margins and profits.”

“Cash flows held strong at $6.1 million, representing one of the recurring strengths of our business model. Overhead spending reflects the costs inherited in our New Century acquisition and spending levels prior to the cost reductions that were put in place at the start of the second quarter. Overhead spending is expected to be down approximately 10% over the balance of the year, as a result of the strategic actions implemented. Consequently, we remain optimistic we will achieve our plan to generate positive operating cash flow and adjusted EBITDA, each and every quarter this year, thereby enabling us to fund operations as well as reduce our total outstanding debt by year end. We amended our credit facility effective May 15, 2020, providing for more flexibility in covenants and saving interest on previously unused capacity, while maintaining a sufficient level of liquidity.”

“The severe contraction in near term economic activity is causing delays in projects, primarily in the energy markets, the result of which will be further decreases in revenues in the second quarter of 2020. Beyond the second quarter 2020, recent stabilization in the crude oil markets and the relaxing of certain stay-in-place mandates are allowing some of our energy industry customers to consider commencing delayed projects and restarting idled projects over the second half of the year. While it is extremely difficult to forecast with any degree of certainty, we are optimistic the second quarter will represent the low point of the year, with our prospects progressively improving in the third and fourth quarter. This should result in operating cash flow and adjusted EBITDA up significantly in the second half of the year from the first half of the year. Our plan is to exit fiscal 2020 on a growth trajectory and with momentum heading into next year.”

“Mistras has previously overcome stiff headwinds and we will emerge from these challenges all the stronger for it. We are confident that our long-term prospects have not changed. Our strategy to continually increase the value we deliver through innovative new technology, expansion into complementary adjacent businesses, and the introduction of new services will strengthen our business and create value for shareholders.”

Performance by key segments during the quarter was as follows:

Services segment first quarter revenues decreased by $11.4 million or 8.1%, consistent with the slowdown in energy markets anticipated last quarter. For the first quarter, gross profit margins were 25.0%, down from the year-ago quarter of 26.6% due to a lower level of utilization created by the first quarter energy market slowdown.

International segment first quarter revenues decreased by $6.1 million or 17.3%, consistent with the anticipated slowdown in aerospace as well as the continued runoff of the European Staff Leasing business, in addition to unfavorable currency translation. International segment first quarter gross profit margin was 27.6%, down from the year ago quarter of 29.5%.

Non-Cash Impairment Charges
During the first quarter of 2020, the impact of COVID-19 and drop in crude oil prices was deemed to be a triggering event, requiring the Company to perform an interim assessment. As a result, the Company recorded non-cash $106.1 million impairment charges in the first quarter of 2020, comprised of $77.1 million related to goodwill and $29.0 million related to primarily intangible assets. On an after-tax basis, this was $92.1 million or $3.18 per diluted share. Since this was a non-cash charge, it had no other impact on Mistras’ ongoing operations.

Credit Agreement Amended
Although the Company was in compliance with its bank covenants at March 31, 2020, it nevertheless executed an amendment effective May 15, 2020 to gain additional covenant flexibility. The Company maintained the remaining maturity of its existing credit agreement through December 2023 including a $94 million term loan, but reduced its revolving credit line to a maximum of $175 million, ensuring an adequate level of liquidity to fund its business. The Company additionally maintains a $100 million uncommitted accordion within the amended credit agreement, for potential expansion in the future.

The Company’s net debt (total debt less cash and cash equivalents) was $241.0 million at March 31, 2020, compared to $239.7 million at December 31, 2019. Gross debt increased by $3.3 million during the first quarter of 2020, from $254.7 million at the end of the year to $258.0 million at March 31, 2020.

The Company generated $6.1 million of cash flows from operating activities in the first quarter of 2020, compared with $8.2 million in the year ago period. The Company generated a net loss of $98.5 million in the first quarter of 2020, compared with a net loss of $5.3 million the prior year period, due primarily to the aforementioned non-cash impairment charges. The Company generated adjusted EBITDA of $5.4 million in the first quarter of 2020, compared with $12.7 million in the prior year period.

Guidance for 2020
Ongoing macro concerns attributable to the impact of COVID-19 coronavirus, continue to put crude oil prices under intense pressure. Given the continuing economic uncertainty, the Company is not providing guidance for the full year 2020. The Company does anticipate revenues for the second quarter of 2020 to decrease up to high 30% from the prior period level, although cash from operations and adjusted EBITDA are expected to remain positive. While it is extremely difficult to forecast with any degree of certainty at this time, the Company is optimistic that consolidated revenue in the second half of 2020 will be higher than the first half of 2020 with corresponding improvements in both cash flow and adjusted EBITDA. This outlook is contingent on continuing macroeconomic improvements, including stabilization in the crude oil markets and the relaxing of certain stay-in-place mandates.

Conference Call
In connection with this release, MISTRAS will hold a conference call on May 19, 2020 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 6350977 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.
MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure and aerospace components. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software and online monitoring - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2019 Annual Report on Form 10-K dated March 27, 2020, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$17,027	$15,016
Accounts receivable, net	125,130	135,997
Inventories	13,510	13,413
Prepaid expenses and other current assets	13,151	14,729
Total current assets	168,818	179,155
Property, plant and equipment, net	94,971	98,607
Intangible assets, net	72,019	109,537
Goodwill	196,289	282,410
Deferred income taxes	1,910	1,786
Other assets	49,538	48,383
Total assets	$583,545	$719,878
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,110	$15,033
Accrued expenses and other current liabilities	75,156	81,389
Current portion of long-term debt	7,240	6,593
Current portion of finance lease obligations	3,847	4,131
Income taxes payable	2,067	2,094
Total current liabilities	101,420	109,240
Long-term debt, net of current portion	250,786	248,120
Obligations under finance leases, net of current portion	12,401	13,043
Deferred income taxes	6,761	21,290
Other long-term liabilities	40,424	42,163
Total liabilities	411,792	433,856
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,042,069 and 28,945,472 shares issued	290	289
Additional paid-in capital	230,472	229,205
Retained earnings (deficit)	(20,896)	77,613
Accumulated other comprehensive loss	(38,294)	(21,285)
Total Mistras Group, Inc. stockholders’ equity	171,572	285,822
Non-controlling interests	181	200
Total equity	171,753	286,022
Total liabilities and equity	$583,545	$719,878

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended
	March 31, 2020	March 31, 2019

Revenue	$159,465	$176,787
Cost of revenue	113,324	122,417
Depreciation	5,497	5,496
Gross profit	40,644	48,874
Selling, general and administrative expenses	41,558	41,763
Bad debt provision for troubled customers, net of recoveries	—	5,491
Impairment charges	106,062	—
Pension withdrawal expense	—	534
Research and engineering	824	857
Depreciation and amortization	3,970	4,172
Acquisition-related expense, net	(542)	453
Loss from operations	(111,228)	(4,396)
Interest expense	2,789	3,527
Loss before provision (benefit) for income taxes	(114,017)	(7,923)
Provision for income taxes	(15,495)	(2,637)
Net loss	(98,522)	(5,286)
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(13)	7
Net loss attributable to Mistras Group, Inc.	$(98,509)	$(5,293)

Earnings (loss) per common share:
Basic	$(3.40)	$(0.19)
Diluted	$(3.40)	$(0.19)
Weighted-average common shares outstanding:		0
Basic	28,963	28,574
Diluted	28,963	28,574

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended
	March 31, 2020	March 31, 2019
Revenues
Services	$128,873	$140,298
International	29,067	35,162
Products and Systems	2,812	3,432
Corporate and eliminations	(1,287)	(2,105)
	$159,465	$176,787

	Three months ended
	March 31, 2020	March 31, 2019
Gross profit
Services	$32,237	$37,365
International	8,023	10,360
Products and Systems	368	1,239
Corporate and eliminations	16	(90)
	$40,644	$48,874

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2020	March 31, 2019
Services:
Income (loss) from operations (GAAP)	$(81,494)	$4,053
Bad debt provision for troubled customers, net of recoveries	—	4,755
Impairment charges	86,200	—
Pension withdrawal expense	—	534
Acquisition and reorganization expense (benefit), net	(520)	305
Income before special items (non-GAAP)	$4,186	$9,647
International:
Loss from operations (GAAP)	$(20,419)	$(215)
Bad debt provision for troubled customers, net of recoveries	—	736
Impairment charges	19,862	—
Acquisition and reorganization expense (benefit), net	(75)	156
Income (loss) before special items (non-GAAP)	$(632)	$677
Products and Systems:
Loss from operations (GAAP)	$(1,680)	$(1,328)
Loss before special items (non-GAAP)	$(1,680)	$(1,328)
Corporate and Eliminations:
Loss from operations (GAAP)	$(7,635)	$(6,906)
Reorganization and other costs	—	—
Acquisition and reorganization expense (benefit), net	38	208
Loss before special items (non-GAAP)	$(7,597)	$(6,698)
Total Company:
Loss from operations (GAAP)	$(111,228)	$(4,396)
Bad debt provision for troubled customers, net of recoveries	—	5,491
Impairment charges	106,062	—
Pension withdrawal expense	—	534
Acquisition and reorganization expense (benefit), net	(557)	$669
Income (loss) before special items (non-GAAP)	$(5,723)	$2,298

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended
	March 31, 2020	March 31, 2019
Net cash provided by (used in):
Operating activities	$6,107	$8,177
Investing activities	(4,204)	(5,001)
Financing activities	492	(3,949)
Effect of exchange rate changes on cash	(384)	(171)
Net change in cash and cash equivalents	$2,011	$(944)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2020	March 31, 2019
Net cash provided by operating activities (GAAP)	$6,107	$8,177
Less:
Purchases of property, plant and equipment	(4,301)	(5,637)
Purchases of intangible assets	(87)	(88)
Free cash flow (non-GAAP)	$1,719	$2,452

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2020	March 31, 2019

Net loss (GAAP)	$(98,522)	$(5,286)
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(13)	7
Net loss attributable to Mistras Group, Inc.	$(98,509)	$(5,293)
Interest expense	2,789	3,527
Benefit for income taxes	(15,495)	(2,637)
Depreciation and amortization	9,467	9,668
Share-based compensation expense	1,345	1,356
Impairment charges	106,062	—
Acquisition-related expense (benefit), net	(542)	453
Reorganization and other related costs (benefit)	—	216
Pension withdrawal expense	—	534
Bad debt provision for troubled customers, net of recoveries	—	5,491
Foreign exchange (gain) loss	303	(630)
Adjusted EBITDA (non-GAAP)	$5,420	$12,685

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	Three months ended
	March 31, 2020	March 31, 2019
Net loss attributable to Mistras Group, Inc. (GAAP)	$(98,509)	$(5,293)
Special items	105,505	6,694
Tax impact on special items	(13,842)	(2,209)
Special items, net of tax	$91,663	$4,485
Net loss attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$(6,846)	$(808)

Diluted EPS (GAAP)(1)	$(3.40)	$(0.19)
Special items, net of tax	3.16	0.16
Diluted EPS Excluding Special Items (non-GAAP)	$(0.24)	$(0.03)
_______________
(1) For the three months ended March 31, 2020, 99 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period. For the three months ended March 31, 2019, 212 and 168 shares related to stock options and restricted stock, respectively, were excluded from the calculation of diluted EPS due to the net loss for the period.